Exhibit 99.1

March 10, 2017

Pulmatrix Reports 2016 Financial Results; Provides 2017 Outlook on Pulmonary Disease Pipeline

LEXINGTON, MA — Pulmatrix, Inc. (NASDAQ: PULM) today announces 2016 financial results, reviews the Company’s recent progress, and provides an outlook for 2017 for its pulmonary disease development pipeline.

“The Company continues to advance its two iSPERSE-based product candidates and recently strengthened our balance sheet, with the closing of two registered direct offerings that brought in net proceeds of approximately $7.5 million,” said Robert W. Clarke, Ph.D., chief executive officer of Pulmatrix. “We expect pre-clinical data in the first half of 2017 on PUR1900 targeting fungal infections for severe asthma and cystic fibrosis patients and seek to secure a strategic partner(s) on PUR0200, a branded generic bronchodilator for COPD. As our product pipeline and iSPERSE technology continue to advance, we feel the Company is positioned for success as a leader in the treatment of Respiratory diseases.”

Planned 2017 Milestones

Pulmatrix plans to continue advancement of our active pipeline in 2017: Following on our 2016 successful clinical trial in the EU for PUR0200, a branded generic bronchodilator for COPD, the company is planning meetings with both EU and US Regulators regarding the critical path for clinical development to approval and plans to continue development towards initial clinical testing in patients of PUR1900, an inhaled anti-fungal initially targeted for patients with cystic fibrosis and severe asthma.

PUR0200

•	Following up on our successful pharmacokinetic equivalence pilot trial in 2016, Pulmatrix plans to seek scientific advice from three EU countries to gain a better understanding of the pivotal trial design for PUR0200.

•	Pulmatrix intends to seek a pre-IND meeting with the FDA to inform the US clinical development path for PUR0200 in the second half of 2017.

•	Continue CMC development work in the first half of 2017 to support a future European pivotal pharmacokinetic bioequivalence approval study as well as the US development path.

•	Pulmatrix seeks to secure partnership for the rights to PUR0200 in 2017 for a geography or geographies to be determined.

PUR1900

•	Complete CMC development work and non-clinical safety testing to support clinical development of PUR1900 for severe asthma and cystic fibrosis.

•	Plan a Phase I/IB trial in healthy normal volunteers (HNV) and severe asthma patients including safety/tolerability and pharmacokinetic readout following inhalation of PUR1900.

PUR1500

•	Continue pre-clinical development of PUR1500 moving towards lead selection based on either a 505(b)2 or in license opportunity.

2016 and 2017 YTD Progress

In 2016 and early 2017, Pulmatrix achieved several research, clinical and business milestones, reflective of the Company’s progress. These milestones include the following:

•	Completed the pilot study of PUR0200 for patients with chronic obstructive pulmonary disease (COPD) and announced positive pharmacokinetic bioavailability data that informed our continued development of PUR0200 for European Registration.

•	The U.S. Food and Drug Administration (FDA) granted orphan drug designation to Pulmatrix’s wholly-owned drug candidate PUR1900. PUR1900 combines a previously approved anti-fungal drug with its proprietary dry powder iSPERSETM delivery platform to effectively deliver to the lungs a drug used to treat pulmonary fungal infections in patients with cystic fibrosis (CF).

•	Announced the appointment of Dr. Matthew Sherman to the Board of Directors. Dr. Sherman is a board certified physician in medical oncology and internal medicine and has held various positions at Harvard Medical School. Dr. Sherman brings to Pulmatrix an extensive background and experience in drug development, clinical research, and regulatory affairs.

•	Presented pre-clinical data for PUR1900 at the North American Cystic Fibrosis Conference. The poster presentation compared the activity of PUR1900 against the oral reference drug and measured the deposition of the product in the lungs against systemic levels to demonstrate the products potential advantages in treating CF patients with fungal infections.

•	Announced that its drug candidate for treating fungal infections in the lungs of CF patients, PUR1900, had been designated as a “Qualified Infectious Disease Product” (QIDP) by the U.S. Food & Drug Administration.

•	Closed two registered direct offerings that brought in net proceeds of approximately $7.5 million.

•	Released an animated life sciences video (ir.pulmatrix.com) to raise awareness of the problem of serious lung diseases—and to describe promising new treatments.

Financials

Pulmatrix ended 2016 with $4.2 million in cash and cash equivalents compared to $7.3 million as of September 30, 2016.

Revenue for 2016 was $0.8 million, compared to $1.2 million for 2015. The decrease was the result of the decreased revenue associated with the conclusion of the clinical study funded under our collaboration agreement to develop PUR0200 for COPD.

Research and development expense was $10.2 million for 2016, compared to $7.2 million for 2015, an increase of $3.0 million. The increase was primarily due to increases clinical development costs and external service costs on the PUR1900 project. General and administrative expense was $8.0 million for 2016, compared to $17.0 million for 2015, a decrease of $9.0 million. The decrease was primarily due to a reduction in employee stock-based compensation expense and non-recurring merger related expenses that were incurred in 2015.

In 2016, the Company recorded a write-off of intangibles, net of tax provision, of $4.5 million and a goodwill impairment of $5.0 million. These non-cash charges did not have comparable charges in 2015 and related to assets that were recorded as part of the merger purchase accounting.

In 2015, the Company recorded a loss on the conversion of convertible notes, a fair value adjustment of preferred stock warrant liability, and a fair value adjustment of derivative liability. These items netted to a $2.1 million non-cash charge that did not reoccur in 2016.

Net loss for 2016 was $27.8 million compared to a net loss of $26.2 million in 2015. The increase in net loss was primarily attributable to net increase of $7.5 million in non-cash charges and an increase of $3.0 million in research and development expense, partially offset by a decrease of $9.0 million in general and administrative expense.

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline is focused on advancing treatments for rare diseases, including PUR1900, an inhaled anti-fungal for patients with cystic fibrosis (CF). In addition, Pulmatrix is pursuing opportunities in major pulmonary diseases through collaborations, including PUR0200, a branded generic in clinical development for chronic obstructive pulmonary disease (COPD). Pulmatrix’s product candidates are based on iSPERSE™, its proprietary dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s annual report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 10, 2017. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Financial Tables to Follow

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$4,182	$18,902
Prepaid expenses and other current assets	577	1,560

Total current assets	4,759	20,462
Property and equipment, net	786	685
Long-term restricted cash	204	250
Intangible assets	—	7,534
Goodwill	10,914	15,942

Total assets	$16,663	$44,873

Liabilities and stockholders’ equity
Current liabilities:
Loan payable, net of debt discount and issuance costs	2,586	1,029
Accounts payable	747	1,090
Accrued expenses	1,317	1,486

Total current liabilities	4,650	3,605
Loan payable, net of current portion, debt discount and issuance costs	3,217	5,692
Derivative liability	35	11
Deferred tax liability	—	2,959

Total liabilities	7,902	12,267

Stockholders’ Equity:
Common stock, $0.0001 par value — 100,000,000 shares and 233,500,000 shares authorized at December 31, 2016 and December 31, 2015; 14,850,526 shares and 14,745,754 shares issued and outstanding, including vested restricted stock units of 99,308 and 229,744, at December 31, 2016 and December 31, 2015, respectively	1	1
Additional paid-in capital	164,706	160,708
Accumulated deficit	(155,946)	(128,103)

Total stockholders’ equity	8,761	32,606

Total liabilities and stockholders’ equity	$16,663	$44,873

CONDENSED CONSOLIDATED RESULTS OF OPERATIONS

(in thousands, except share and per share data)

	Years ended December 31,
	2016	2015
Revenues	$835	$1,201
Operating expenses
Research and development	10,152	7,187
General and administrative	8,015	17,032
Write off of intangibles	7,534	—

Total operating expenses	25,701	24,219

Loss from operations	(24,866)	(23,018)

Other income (expense)
Interest expense	(881)	(953)
Impairment of goodwill	(5,029)	—
Loss on the conversion of convertible notes	—	(1,170)
Fair value adjustment of preferred stock warrant liability	—	1,309
Fair value adjustment of derivative liability	(24)	(2,291)
Other expense, net	(2)	(44)

Loss before income taxes	(30,802)	(26,167)
Benefit from income taxes	2,959	—

Net loss	$(27,843)	$(26,167)

Net loss per share attributable to common stockholders, basic and diluted	$(1.88)	$(3.23)

Weighted average shares used to compute basic and diluted net loss per share attributable to common stockholders	14,815,230	8,089,925

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Investor Contact
Robert Clarke, CEO	William Duke, CFO
(781) 357-2333	(781) 357-2333
rclarke@pulmatrix.com	wduke@pulmatrix.com